To the Board of Trustees
Boyle Marathon Fund
                                                            Page 3


August 18, 2000



To the Board of Trustees
Boyle Marathon Fund:

We have audited the financial statements of Boyle Marathon Fund for the year ended June 30, 2000, and have issued our report thereon dated July 21, 2000. Professional standards require that we provide you with the following information related to our audit.

Our Responsibility under Generally Accepted Auditing Standards

As stated in our engagement letter dated May 15, 2000, our responsibility, as described by professional standards, is to plan and perform our audit to obtain reasonable, but not absolute, assurance about whether the financial statements are free of material misstatement. Because of the concept of reasonable assurance and because we did not perform a detailed examination of all transactions, there is a risk that material errors, irregularities, or illegal acts, including fraud and defalcations, may exist and not be detected by us.

As part of our audit, we considered the internal control structure of Boyle Marathon Fund. Such considerations were solely for the purpose of determining our audit procedures and to comply with the requirements of SEC Form N-SAR, not to provide any assurance concerning such internal control structure.

Other Information in Documents Containing Audited Financial Statements

Our responsibility for other information in documents containing the Fund's financial statements and report does not extend beyond the financial information identified in the report. We do not have an obligation to perform any procedures to corroborate other information contained in these documents. We have discussed the content and presentation of additional information contained in the annual report with management. As a result of this procedure, nothing came to our attention that caused us to believe that such information, or its manner of presentation, is materially inconsistent with the information, or manner of its presentation, appearing in the financial statements.

Significant Accounting Policies

Management has the responsibility for selection and use of appropriate accounting policies. In accordance with the terms of our engagement letter, we will advise management about the appropriateness of accounting policies and their application. The significant accounting policies used by Boyle Marathon Fund are described in Note 1 to the financial statements. No new accounting policies were adopted and the application of existing policies was not changed during the current year. We noted no transactions entered into by the Fund during the year that were both significant and unusual, and of which, under professional standards, we are required to inform you, or transactions for which there is a lack of authoritative guidance or consensus.

Accounting Estimates

Accounting estimates are an integral part of the financial statements prepared by management and are based on management's current judgments. Certain accounting estimates are particularly sensitive because of their significance to the financial statements and because of the possibility that future events affecting them may differ significantly from management's current judgments. No accounting estimates were contained as part of the Fund's financial statements.

Significant Audit Adjustments

For purposes of this letter, professional standards define a significant audit adjustment as a proposed correction of the financial statements that, in our judgment, may not have been detected except through our auditing procedures. These adjustments may include those proposed by us but not recorded by the Fund that could potentially cause future financial statements to be materially misstated, even though we have concluded that such adjustments are not material to the current financial statements. We proposed no audit adjustments that could, in our judgment, either individually or in the aggregate, have a significant effect on the Fund's financial reporting process.

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Disagreements with Management

For purposes of this letter, professional standards define a disagreement with management as a matter, whether or not resolved to our satisfaction, concerning a financial accounting, reporting, or auditing matter that could be significant to the financial statements or the auditor's report. We are pleased to report that no such disagreements arose during the course of our audit.

Consultations with Other Independent Accountants

To the best of our knowledge, management has not consulted with or obtained opinions from other independent accountants during the past year that are subject to the requirements of Statement on Auditing Standards No. 50, "Reports on the Application of Accounting Principles".

Issues Discussed Prior to Retention of Independent Auditors

We generally discuss a variety of matters, including the application of accounting principles and auditing standards, with management each year prior to retention as the Fund's auditors. However, these discussions occurred in the normal course of our professional relationship and our responses were not a condition to our retention.

Difficulties Encountered in Performing the Audit

We encountered no significant difficulties in dealing with management in performing our audit.

Comments and Recommendations

We encourage the constant assessment of fidelity bond coverage as your Fund continues to grow. Your present coverage is sufficient up to $7,500,000 in total assets and, if your growth continues as it has in the past year, you may need to secure additional coverage in the near future.

We recommend that the Fund discuss with its outside counsel disclosures made in the expense table of the Prospectus. Over its existence, the Fund's actual expenses on an annual basis have exceeded those presented in the table. The Prospectus should also be amended to disclose the actual amount of the administration fee accrued, that is 1%.

This information is intended solely for the use of the Board of Trustees and management of Boyle Marathon Fund and should not be used for any other purpose.

Very truly yours,



McCurdy & Associates CPA's, Inc.